Exhibit 99.25
Press Releases
06/06/2007
International Power to Pursue US Delisting and Deregistration
(London — 6 June 2007) International Power today announces that it intends to pursue a delisting from the New York Stock Exchange (“NYSE”) and deregistration under the US Securities Exchange Act of 1934, with the aim of reducing compliance costs.
International Power has American Depositary Shares, evidenced by American Depositary Receipts (“ADRs”), listed on the NYSE. Each ADR represents ten ordinary shares. In 2006, the volume of trading of ADR’s was below 1% of the volume of trading of ordinary shares on the London Stock Exchange.
Subsequent to its deregistration, International Power intends to maintain its ADR facility with The Bank of New York as a Level I programme. This means that International Power’s ADRs will be traded on the over-the-counter (“OTC”) market. International Power’s ordinary shares will continue to trade on the London Stock Exchange.
International Power is committed to maintaining the highest standards of corporate governance and will continue to be subject to comprehensive UK reporting and governance requirements. It will continue to publish its Annual Report and Accounts, and other announcements and communications to shareholders on its website at www.ipplc.com.
For further information please contact:
International Power
Investor and Media Contact:
James Flanagan
Telephone: +44 (0)20 7320 8869
About International Power
International Power plc is a leading independent electricity generating company with 18,375 MW (net) in operation and 312 MW (net) under construction. International Power has power plants in operation or under construction in Australia, the United States of America, the United Kingdom, France, Germany, the Czech Republic, Italy, Portugal, Spain, Turkey, Bahrain, Oman, Qatar, Saudi Arabia, the UAE, Indonesia, Pakistan, Puerto Rico and Thailand. International Power is listed on the London Stock Exchange and the New York Stock Exchange (as ADR’s) with ticker symbol IPR. Company website: www.ipplc.com

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International Power
NYSE Euronext
11 Wall Street
NEW YORK
NY 10005
USA
International Power plc
Senator House
85 Queen Victoria Street
London
EC4V 4DP
Tel: +44(0)20 7300 8600
Fax: +44(0)20 7300 8700
www.ipplc.com

6 June 2007
Dear Sirs
This is written notice to you that International Power plc (“the Company”) wishes to delist from the New York Stock Exchange (“NYSE”) its American Depositing Receipts (“ADR’s”).
We attach to this notice a board resolution certified by the Company’s secretary and a copy of the press release which has been issued today and posted on our website.
The material facts relating to the reason why the Company has chosen to delist its securities are:-
1.	There has been in recent years a very low level of trading in the Company’s ADR’s listed on the NYSE. During 2006, the volume of trading was below 1% of the volume of trading of ordinary shares on the London Stock Exchange.

2.	That the existing US regulatory requirements have been significantly increased by the introduction of the 2002 Sarbanes-Oxley Act, which has lead to a proportionate rise in internal and external costs.

3.	That delisting the Company’s ADR’s is the first step to deregister under the US Securities Exchange Act 1934 so that the Company will no longer be required to incur the costs required to meet the increased regulatory requirements.
Yours Faithfully
Stephen Ramsay
Company Secretary

Registered in England 2366963
Registered Office: Senator House
85 Queen Victoria Streets
London EC4V 4DP

INTERNATIONAL POWER PLC
Extract minutes from the meeting of the Board of Directors of International Power plc held in London on Tuesday 15 May 2007
US Delisting and Deregistration
The Board noted the following: -
1.	That in recent years there has been a very low level of trading in the Company’s ADR’s listed on the New York Stock Exchange (“NYSE”). During 2006, the amount of trading in ADR’s carried out on the New York Stock Exchange was below 1% of the level of trading activity on the London Stock Exchange.
2.	That the existing US regulatory requirements have been significantly increased by the Sarbanes-Oxley Act of 2002, which has caused a significant rise in the compliance costs of maintaining a listing and registration in the US.
3.	These compliance costs will be reduced if the Company delists its ADR’s from the NYSE and deregisters under the US Securities Act of 1934.
4.	Following the delisting of the shares, the Company intends to maintain its ADR facility with Bank of New York, as a Level 1 programme. This means that the company’s ADR will be traded on the on-the-counter market.
5.	It was noted that the Company will continue to be subject to comprehensive UK reporting and governance requirements, and it is committed to maintaining the highest standard of corporate governance.
Having considered the above, it was resolved that it was in the best interest of the Company to delist its ADR’s from the NYSE and deregister under the US Securities Exchange Act of 1934 so that it reduces ongoing compliance costs.
Certified a true extract

/s/ Stephen Ramsay Stephen Ramsay
Company Secretary
International Power plc

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